Home Equity Loan-Backed Term Notes, GMACM Series 2000-HE4 Class A-1
Payment Date	03/25/2002

Servicing Certificate
Beginning Pool Balance	266,382,055.89
Beginning PFA	0.00
Ending Pool Balance	268,674,621.59
Ending PFA Balance	-
Principal Collections	13,881,250.13
Principal Draws	5,661,724.96
Net Principal Collections	-
Active Loan Count	11,974

Current Month Repurchases - Units	1.00
Current Month Repurchases - Dollars	87,540.68

Interest Collections	1,344,657.36

Weighted Average Net Loan Rate	5.51850%
Substitution Adjustment Amount	0.00

Note Rate	2.06000%

Term Notes	Amount	Factor
Beginning Balance	272,716,000.00	1.0000000
Ending Balance	272,716,000.00	1.0000000
Principal	-	0.0000000
Interest	436,951.64	1.6022222
Interest Shortfall	0.00	0.0000000
Security Percentage	100.00%

Variable Funding Notes	Amount
Beginning Balance	0.00
Ending Balance	0.00
Principal	0.00
Interest	0.00
Interest Shortfall	0.00
Security Percentage	0.00%

Certificates	793,331.28

Beginning Overcollateralization Amount	4,663,360.09
Overcollateralization Amount Increase (Decrease)	34,227.17
Outstanding Overcollateralization Amount	4,697,587.26
Overcollateralization Target Amount	4,697,587.26

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

		Number	Percent
	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	1,722,564.52	65	0.64%
Delinquent Loans (60 Days)*	650,413.41	22	0.24%
Delinquent Loans (90 Days)*	213,053.04	12	0.08%
Delinquent Loans (120 Days)*	413,650.72	9	0.15%
Delinquent Loans (150 Days)*	298,775.39	13	0.11%
Delinquent Loans (180 + Days)*	606,847.26	22	0.23%
Foreclosed Loans	762,047.85	26	0.28%
REO	0.00	0	0.00%

*Delinquency Figures Include Foreclosures, REO and Bankruptcy.

	Liquidation To-Date
Beginning Loss Amount	727,309.31
Current Month Loss Amount	49,953.50
Current Month Recoveries	8,329.50
Net Ending Loss Amount	768,933.31

	Special Hazard	Fraud	Bankruptcy
Beginning Amount	0.00	0.00	0.00
Current Month Loss Amount	0.00	0.00	0.00
Ending Amount	-	-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Funding Account
Beginning Funding Account Balance	10,997,304.20
Deposit to Funding Account	8,303,705.84
Payment for Additional Purchases	(10,562,044.37)
Ending Funding Account Balance as of Payment Date	8,738,965.67
Interest earned for Collection Period	1,623.10
Interest withdrawn related to prior Collection Period	14,985.28

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Reserve Account
Beginning Balance	0.00
Deposits to Reserve Account for current Payment Date	0.00
Withdrawals from Reserve Account for current Payment Date	0.00
Total Ending Reserve Account Balance as of current Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00